Exhibit 8

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

June 28, 2010

Board of Directors

Choice Bank

2450 Witzel Avenue

Oshkosh, Wisconsin  54904-8369

Ladies and Gentlemen:

We have been requested to render this opinion concerning matters of federal and state income tax law in connection with the Agreement and Plan of Reorganization (the “Agreement”), dated as of June 18, 2010, by and between Choice Bank, a Wisconsin state banking organization (the “Bank”) and Choice Bancorp, Inc., a Wisconsin corporation (the “Corporation”), a newly-formed wholly-owned subsidiary of the Bank.  Pursuant to the Agreement, a wholly-owned subsidiary of the Corporation, New Choice Bank, a Wisconsin state interim banking organization (the “Merger Sub”), will merge with and into the Bank, with the Bank as the surviving corporation (the “Merger”), in accordance with the applicable corporate laws of the State of Wisconsin.  In the Merger, the shareholders of the Bank will receive voting common stock of the Corporation (“Corporation Stock”) solely in exchange for their voting common stock of the Bank (“Bank Stock”).  Immediately thereafter, the Bank will be a wholly-owned subsidiary of the Corporation.

In addition, upon the Merger, (i) each holder of a warrant entitled to purchase voting common stock of the Bank at $10.00 per share (each a “Bank Organizer Warrant”) will receive solely in exchange for each Bank Organizer Warrant, a warrant entitled to purchase voting common stock of the Corporation at $10.00 per share (each a “Corporation Organizer Warrant”) in accordance with each holder’s respective Warrant Certificate and Section 12 of that certain Organizer Warrant Agreement as executed by the Bank on July 24, 2006, and (ii) each holder of a warrant entitled to purchase voting common stock of the Bank at $12.50 per share (each a “Bank Shareholder Warrant”) will receive solely in exchange for each Bank Shareholder Warrant, a warrant entitled to purchase voting common stock of the Corporation at $12.50 per share (each a “Corporation Shareholder Warrant”) in accordance with each holder’s respective Warrant Certificate, as amended, and Section 12 of that certain Shareholder Warrant Agreement, as amended, as executed by the Bank on July 24, 2006.

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Choice Bank

June 28, 2010

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Bank, the Corporation, and the Merger Sub in connection with the Merger.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Effective Date, of the statements, covenants, conditions, representations, and warranties contained in the following documents (including all schedules and exhibits thereto):

1.

The Agreement, the Organizer Warrant Agreement, as described above, and accompanying form Warrant Certificate, and the Shareholder Warrant Agreement, as amended, as described above, and accompanying form Warrant Certificate, as amended;

2.

The Registration Statement on Form S-4 (the “Registration Statement”) of the Corporation, which includes the Bank’s and the Corporation’s joint proxy/prospectus relating to the Merger, filed by the Corporation on May 7, 2010 with the Securities and Exchange Commission (“SEC”), as amended by Amendment #1 thereto filed with the SEC on or immediately subsequent to the date of this opinion;

3.

A Certificate of certain officers of the Bank and the Corporation as to the satisfaction of various conditions for the Merger under the Agreement; and

4.

Such other instruments and documents related to the formation, organization and operation of the Bank, the Corporation, and the Merger Sub or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

1.

Documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

2.

The Merger will be consummated pursuant to the Agreement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for U.S. federal income tax purposes with respect to the Merger:

Choice Bank

June 28, 2010

(a)

The Merger of the Merger Sub with and into the Bank and the associated conversion of Bank Stock solely into Corporation Stock will constitute a “reorganization” within the meaning of Section 368(a) of the Code (in which case, with the Bank, Corporation and Merger Sub each a “party to a reorganization” within the meaning of Section 368(b) of the Code).

(b)

No gain or loss will be recognized by the Bank shareholders upon the conversion of their shares of Bank Stock into an equal number of shares of Corporation Stock as part of the Merger.

(c)

The basis of Corporation Stock received by a Bank shareholder will be the same as the basis of the shares of Bank Stock converted as part of the Merger.

(d)

The holding period of Corporation Stock received by a Bank shareholder will include the holding period during which its shares of Bank Stock converted in the Merger were held, provided that at the time of the Merger the shares of Bank Stock were held as capital assets in the hands of such Bank shareholder.

(e)

No gain or loss will be recognized by the Corporation or the Bank as a result of the Merger.

(f)

No gain or loss will be recognized by the Bank warrant holders upon the conversion of the Bank Organizer Warrants into Corporation Organizer Warrants and the conversion of the Bank Shareholder Warrants into Corporation Shareholder Warrants.

Subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are also of the opinion that the conclusions set forth above for federal income tax purposes should also apply for Wisconsin income tax purposes with respect to the Merger.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.

Our opinion represents our best judgment regarding the application of federal and Wisconsin income tax laws under the Code, chapter 71 of the Wisconsin Statutes, applicable Treasury regulations and applicable administrative rules, and federal and Wisconsin administrative interpretations and court decisions in effect as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service, the Wisconsin Department of Revenue or the courts.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger or from the Wisconsin Department of Revenue concerning the Wisconsin income tax consequences of the Merger, and there is no

Choice Bank

June 28, 2010

assurance the Internal Revenue Service or the Wisconsin Department of Revenue will not successfully assert a contrary position.  Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent upon future events.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal or Wisconsin income tax laws.

2.

Our opinion concerning certain of the federal and Wisconsin income tax consequences of the Merger is limited to the specific federal and Wisconsin income tax consequences presented above.  No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger.  In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Merger and does not address the tax consequences for those shareholders that may be subject to special tax treatment or circumstances.

3.

No opinion is expressed if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not true and accurate at all relevant times.  In the event any one of the statements, representations, warranties, covenants, conditions, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

4.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the section “Federal and Wisconsin Income Tax Consequences,” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.